Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tracy Shilobrit Manpower Inc. +1.414.906.6088 tracy.shilobrit@manpower.com

Manpower Inc. Names Gina Boswell to Board of Directors

MILWAUKEE, WI, USA (February 14, 2007) – Manpower Inc. (NYSE:MAN) today announced the appointment of Gina Boswell, senior vice president and chief operating officer for Avon North America, to its board of directors, effective today.

“Gina’s extensive operational experience in driving strategy and growth at Avon, Ford, and Estée Lauder will be very valuable as we position Manpower for continued future growth,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.

Boswell, 44, is responsible for implementing Avon North America's transformation agenda and its business strategies.  During her four year tenure at Avon, she also served as senior vice president of corporate strategy and business development, during which she helped develop the company's global growth strategies and explored business opportunities to reach new markets and new customers.

Prior to Avon, Boswell held various management roles during her four years at Ford Motor Company, most recently as director of business strategy for Ford’s global enterprise. In earlier positions at Ford, she had line responsibility for the company’s vehicle personalization business and helped lead the development of Ford’s consumer-focused e-business. Prior to Ford, Ms. Boswell spent over six years with the Estée Lauder Companies, Inc., serving the last two years as vice president of new business development where she focused on developing and implementing acquisitions, licenses and strategic alliances.
            Boswell is a summa cum laude graduate of Boston University and received her Master's degree from the Yale School of Management.  She currently serves on the board of directors for Applebee’s International, Inc. and was named a Henry Crown Fellow of the Aspen Institute in 2005.  In early 2007, Boswell was selected as one of the Top 15 Women in Business by Pink Magazine and the Forte Foundation.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE 414-961-1000 • www.manpower.com